Scudder Advisor Funds II N-SAR

Item 77C(a), (b) and (c): Registrant incorporates by reference
Registrant's Proxy Statement dated February 25, 2003, filed on
February 27, 2003 (Accession No.0000927016-03-000913) for EAFE
Equity Index Fund and US Bond Index Fund.

Item 77C(c): Registrant incorporates by reference Registrant's
Semi-Annual Report dated June 30, 2003 filed on August 29, 2003
(Accession No. 0000088053-03-000784), which details the matters proposed to shareholders and the shareholder votes cast.